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                                                                    EXHIBIT 12.2


           NEWMONT MINING CORPORATION AND SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED
           FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                   (In thousands, except ratios)
                           (Unaudited)


                                                            Six Months
                                                               Ended
                                                           June 30, 1994
                                                           -------------
Earnings:
  Income before income taxes                                 $ 16,924

  Adjustments:
    Net interest expense (1)                                      598
    Amortization of capitalized
      interest                                                    572
    Portion of rental expense
      representative of interest                                  385
    Undistributed income of less
      than 50% owned entities                                  (5,066)
                                                              -------
                                                              $13,413
                                                              =======
Fixed Charges:
  Net interest expense (1)                                        598
  Preferred stock dividends (2)                                 7,906
  Capitalized interest                                         10,281
  Portion of rental expense
    representative of interest                                    385
                                                              -------
                                                              $19,170
                                                              =======

Ratio of earnings to combined fixed
  charges and preferred stock dividends (3)                       0.7
                                                              =======


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.
(2) Reflects actual preferred stock dividends without an adjustment for pretax earnings which would be required to cover such dividend requirements due to a tax benefit recognized in the period.
(3) The ratio is less than 1.0:1 due to the $27.1 million of non-cash charges related to environmental obligations discussed in Note 4 of Item 1. The amount of the coverage deficiency is $5.8 million.